EXHIBIT 8A(i)

                    BRANCH PURCHASE AND ASSUMPTION AGREEMENT

         This PURCHASE AND ASSUMPTION AGREEMENT (this "Agreement") dated as of May 31, 1996 by and between Rushmore Trust and Savings, FSB, Bethesda, Maryland ("Rushmore") and AmericasBank (in organization), Towson, Maryland ("AmericasBank").

         AmericasBank desires to purchase certain assets and assume certain liabilities associated with Rushmore's branch banking office located at 3621 East Lombard Street, Baltimore, Maryland 21224, (the "Baltimore Branch") subject to the terms and conditions and based upon Rushmore's representations, warranties, and agreements hereinafter expressed.

         Rushmore desires to sell to AmericasBank certain assets and to have AmericasBank assume certain liabilities associated with the Baltimore Branch, subject to the terms and conditions and based upon AmericasBank's representations, warranties, and agreements hereinafter expressed.

         In  consideration  of  the  mutual  covenants  and  agreements   herein
contained and the mutual benefits to be derived herefrom, the parties hereto do hereby agree as follows:

         1. Effective Date and Closing. The transactions provided for herein shall be on the last day of the month provided it is a business day; if not, then the preceding day which is a day of business and which shall not be less than 30 nor more than 45 days following the day on which AmericasBank receives the approval of the Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Corporation (the "FDIC") to consummate the transactions provided for herein (the "Effective Date"). The closing of the transactions provided for herein (the "Closing") shall be at the close of business on the Effective Date, at which time title to and possession of the assets to be sold hereunder will be transferred from Rushmore to AmericasBank in accordance with the procedures set forth in Section 7 hereof.

         2. Events Preceding Effectiveness. On or before the Effective Date, the following shall have occurred:

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                  (a) A majority of each of the Executive Committee of the Board of Directors or the Board of Directors of AmericasBank and a disinterested majority of the Board of Directors of Rushmore shall have approved this Agreement and the transactions provided for herein; and

                  (b) the OTS and the FDIC shall have approved this Agreement and transactions provided for herein.

         3. Assets to be Purchased and Liabilities to be Assumed. The following assets shall be purchased and liabilities shall be assumed hereunder:

                  3.1   Assets  to  be  Purchased.  Rushmore   shall   sell   to
AmericasBank and Americas Bank shall purchase from Rushmore each of the following assets of Rushmore (the "Assets")

                           (a)  fee simple interest in the real estate, together
with the buildings and improvements constituting the Baltimore Branch location, which is more particularly described in a Deed attached as Exhibit I hereto (the "Real Estate");

                           (b)  all   fixtures,   furnishings,   equipment   and
furniture (other than Rushmore's signs), security monitoring equipment, teller equipment, and other tangible property now existing at the Baltimore Branch, subject to reasonable wear and tear (but not subject to any obligation to make any extraordinary repairs beyond ordinary and routine maintenance) from the date of execution of this Agreement to the Closing, more particularly described in
Exhibit II hereto (the "Furnishings");

                           (c)   cash in an amount equal to the face value, plus
accrued interest, (i) of all the deposits in all retail and commercial checking accounts, statement savings accounts, Insured Investment Accounts, and individual retirement accounts listed on the books of the Baltimore Branch as of the close of business on the Effective Date (collectively, the "Accounts"), and
(ii) of all the certificates of deposit listed on the books of the Baltimore Branch as of the close of business on the Effective Date (the "Certificates") (the Accounts and the Certificates being referred to collectively as the "Total Accounts");


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                           (d)  the  covenant  by  Rushmore  not to compete with
AmericasBank described in Section 5 (the "Covenant Not to Compete");

                           (e)  the Loans secured by deposits, including accrued
interest.

                  3.2 Liabilities Assumed.  Subject to the provisions of Section
6.2 hereinafter set forth, AmericasBank shall assume no tax or other liabilities of Rushmore in connection with the purchase of the Assets or otherwise, except that AmericasBank shall assume each of the following liabilities of Rushmore without recourse and will indemnify and hold Rushmore harmless from and against any liability, cost, or expense incurred by Rushmore as a result of AmericasBank's failure to perform its obligations with respect to any of the following assumed liabilities (collectively, the "Liabilities"):

                           (a)  the  liabilities  for  payment to the depositors
or order of the Total Accounts and written contractual or statutory obligations associated with the Total Accounts.

         4.       Employment Matters. With respect to the Employees:

                  4.1 Solicitation for Employment. AmericasBank shall offer employment with AmericasBank to the present Baltimore Branch officers and employees listed on Exhibit III hereto (the "Officers and Employees") subject to their continued satisfactory performance of their duties. AmericasBank may immediately contact and solicit the Officers and Employees for employment.

                  4.2 Employee Benefits. Officers and Employees who accept employment with AmericasBank shall receive their current salaries at Rushmore and shall participate in all other employee benefit plans of AmericasBank.

         5. Covenant Not to Compete. Neither Rushmore nor any company affiliated with Rushmore shall (a) maintain retail banking facilities, including offices from which checking accounts, savings accounts or certificates or deposit are offered by Rushmore or any company affiliated with Rushmore to the general public or operate automated teller machines wholly-owned by Rushmore within five miles of the Baltimore Branch (the "Covenant Area") for a period of three years from the date of Closing, or (b) knowingly solicit any

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customers or potential  customers of the  Baltimore  Branch  located  within the
Covenant Area for banking services described in clause(a). However, this Section 5 shall not prohibit (i) Rushmore or any affiliate from being acquired by a company that has, or has an affiliate with, a banking office in the Covenant Area or (ii) Rushmore or any affiliate from acquiring and operating a company that itself or through an affiliate has an office in the Covenant Area where that office is an incidental part of a larger acquisition by Rushmore or an affiliate.

         6. Purchase Price, Adjustment, and Payment. The purchase price for the Assets shall be the sum of the separately bargained for amounts shown in Section
6.1 plus or minus, as the case may be, the adjustments described in Section 6.2 (the "Purchase Price") in accordance with the Closing Statement attached hereto as Exhibit IV.

                  6.1 Purchase Price of Assets. At Closing, AmericasBank shall pay to Rushmore the following purchase price for the Assets, less credits for a deposit of $20,000.00 paid at the time of signing of this Agreement.

                           (a)  Real Estate and Furnishings: $25,000.00.

                           (b)  Purchase  for  Total  Accounts:  3.5%   of   the
aggregate balance of the Total Accounts at Closing ("Closing Balance").

                           (c)  AmericasBank shall have  the  right  to allocate
the Purchase Price for the Assets sold hereunder.

                           (d)  the  amount  of  loans  secured by the  deposits
including accrued interest.

                  6.2 Adjustments. The Purchase Price shall be adjusted as follows:

                           (a)  all  taxes,  utilities,  and  other  public   or
governmental charges or assessments relating to the Real Estate which are or may be payable on an annual basis (including assessments, liens or encumbrances for sewer, water, drainage or other public improvements completed or commenced on or prior to the date hereof, or subsequent thereto) shall be prorated as of the close of business on the Effective Date.

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                           (b)  it  is  specifically  understood and agreed that
the second floor of the Real Estate is leased to a Tenant on a month-to-month basis for the sum of Three Hundred Dollars ($300.00) per month. Accordingly, all rent will be adjusted and apportioned as of the Effective Date.

                  6.3 Payment of the Purchase Price. In settlement of the Purchase Price:

                           (a)  Rushmore  shall  transfer  all  of  the non-cash
Assets to AmericasBank;

                           (b)  AmericasBank  shall   assume   the   Liabilities
without recourse.

         7.       Closing Events. At the Closing:

                  7.1 Real Estate. Rushmore shall deliver to AmericasBank a Deed for the Real Estate conveying to AmericasBank good and marketable fee simple title to the Real Estate without any material exception reasonably objectionable to AmericasBank, containing covenants of special warranty and further assurances, free and clear of all material liens and encumbrances, except for recorded easements and covenants and restrictions of record and except for any matters which may be observed by inspection or disclosed by survey of the Real Estate or customarily excepted in a title insurance policy.

                  7.2 Furnishings. Rushmore shall deliver to AmericasBank a Bill of Sale for the Furnishings; such Bill of Sale shall grant and convey unto AmericasBank all of Rushmore's right, title, and interest in the Furnishings, free and clear of all material liens and encumbrances.

                  7.3 Total Accounts. Rushmore shall deliver as of the Effective Date to AmericasBank a revised list of the Total Accounts as of the Effective Date, and the parties shall execute an Agreement of Assignment and Assumption of Total Accounts in the form of Exhibit V.

                  7.4 Transfer of Funds. AmericasBank and Rushmore shall execute a memorandum of settlement detailing the transfers of funds which occur in connection with the transactions contemplated by this Agreement, identifying specifically the Certificates and the

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Accounts  being  transferred.  In the event that after Closing the memorandum of settlement proves to be inaccurate, the parties will promptly make appropriate adjustments and accounting, including, but not limited to, any adjustments in order to reflect the amount of accrued interest on the Total Accounts on the Effective Date.

                  7.5 Transfer Amounts to AmericasBank. The net cash transfer amount due to AmericasBank from Rushmore shall be made in immediately available funds to the account of AmericasBank maintained at Legg Mason-Wood Walker, Inc., at Closing.

         8.  Representations  and  Warranties  of   Rushmore.   Rushmore  hereby
represents and warrants to AmericasBank as follows:

                  8.1 Organization and Standing of Rushmore. Rushmore is an organized and validly existing federal savings bank, in good standing, under the laws of the United States of America, has the corporate power and authority to conduct its business as it is now being conducted.

                  8.2 Absence of Certain Changes or Events. Except as heretofore disclosed in writing to AmericasBank since April 1, 1996, there has not been any change in the Baltimore Branch's assets to be purchased or liabilities to be assumed, other than changes in the ordinary course of business which have not been materially adverse.

                  8.3 No Conflict with Other Documents. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereunder will result in any material violation, termination, or modification of, or be in conflict with, any terms of any contract or other instrument to which Rushmore is a party, or of any material judgment, decree, or order applicable to Rushmore, or result in the creation of any material lien, charge, or encumbrance upon the property or assets of Rushmore being sold hereunder.

                  8.4 Title of Assets: Absence of Liens and Encumbrances. Rushmore is the true owner of and has good title to the assets free and clear of all pledges, liens, encumbrances, and adverse claims of any kind or character, but subject to exceptions described in Section 7.1. Rushmore is duly authorized to transfer and assign the Assets to AmericasBank subject to receipt of regulatory approval, and the Furnishings shall be in the same condition on the Effective

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Date as they are on the date hereof, excepting reasonable wear and tear.

                  8.5 Compliance with Laws. None of the Total Accounts is in violation of any federal, state, or local laws, regulations, and rulings applicable thereto, specifically including the Federal Deposit Insurance Act and any regulations and rulings issued pursuant thereto.

                  8.6 Litigation, etc. Except as heretofore disclosed in writing to AmericasBank, there is no litigation, proceeding, or investigation pending or, to the knowledge of Rushmore, threatened against it with respect to the operation of the Baltimore Branch which would result in any material adverse change in the business or financial condition of the Baltimore Branch or any material liability on the part of Rushmore which questions the validity of this Agreement or of any action taken or to be taken pursuant hereto or in connection herewith.

                  8.7 Authority. The execution, delivery, and performance of this Agreement by Rushmore have been duly and validly authorized by its Board of Directors, subject only to the requisite approval by appropriate governmental regulatory authorities.

                  8.8 List of Total Accounts. The list of the Total Accounts and the characteristics of the Total Accounts contained in Exhibit VII hereto is a complete and accurate list as of the date hereof in all material respects, and at Closing Rushmore will deliver a complete and accurate list as of the Effective Date.

                  8.9 Deposit Data. Data and information provided to AmericasBank by Rushmore regarding the Total Accounts which were used by AmericasBank in determining the purchase price shown in Sections 6. l(c) and (d) accurately reflects the characteristics of the Total Accounts and historical experience with such deposits in all material respects.

         9. Representations and Warranties of AmericasBank. AmericasBank hereby represents and warrants to Rushmore as follows:

                  9.1 Organization and Standing of AmericasBank. At the time of Closing, AmericasBank will be a duly organized and validly existing federal savings bank, will be in good standing under the

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laws of the  United  States  of  America,  will  have the  corporate  power  and authority to conduct its business to be conducted.

                  9.2 No Conflict with Other Documents. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereunder will result in any violation, termination, or modification of or be in conflict with, any terms of any contract or other instrument to which AmericasBank is a party, or of any judgment, decree, or order applicable to AmericasBank.

                  9.3 Authority. The execution, delivery, and performance of this Agreement by AmericasBank have been duly and validly authorized by its Board of Directors or the Executive Committee of its Board of Directors, or the Founders Group, subject only to approval by appropriate governmental regulatory authorities.

                  9.4 Litigation, etc. At the time of Closing, there will be no litigation, proceeding, or investigation pending or, to the knowledge of AmericasBank, threatened against it which might result in any material adverse change in the business or financial condition of AmericasBank or any material liability on the part of AmericasBank which questions the validity of this Agreement or of any action taken or to be taken pursuant hereto or in connection herewith.

                  9.5 Deposit. At the Time of the signing of this Agreement, the Founders Group shall have opened and maintained on behalf of AmericasBank a $20,000.00 deposit at Rushmore.

                  9.6 Deposit Insurance. The deposits of AmericasBank are insured by the Savings Association Insurance Fund to the fullest extent permitted by law.

         10. Covenants of Rushmore. Except as otherwise consented to in writing by AmericasBank after the date of this Agreement, Rushmore covenants to and agrees with AmericasBank as follows:

                  10.1 Information. Rushmore will give to AmericasBank and to its officers, accountants, counsel, and other representatives full access during Rushmore's normal business hours upon reasonable notice throughout the period prior to the Effective Date to all of Rushmore's properties, books, contracts, customer records (consistent with applicable law), commitments, reports of

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examination  (consistent  with  applicable  law),  and records  which  relate to operation of the Baltimore Branch. Rushmore will furnish AmericasBank during such period with all such information concerning the Baltimore Branch as AmericasBank may reasonably request, including information for use in necessary filings to be made with appropriate governmental regulatory authorities.
AmericasBank   shall  observe  its  duty  of   confidentiality   regarding  such
information as set forth in Section 11.2.

                  10.2 Conduct of Rushmore's Business. Pending the Effective Date, (a) Rushmore will operate the Baltimore Branch only in the ordinary course; (b) no increase shall be made in any salary or wages (excluding regularly-scheduled salary increases), and no establishment or increase shall be made in any bonus, pension, option, incentive or deferred compensation, retirement, death, profit-sharing, or similar benefits of any of the Officers and Employees of the Baltimore Branch (excluding bank-wide changes); and (c) Rushmore shall not knowingly place upon or knowingly permit any material lien or encumbrance upon any of the Assets. Pending the Effective Date, Rushmore shall
(d) use its best efforts to preserve the Assets subject to normal wear and tear and to keep available the services of the Officers and Employees; (e) continue in effect the present method of conducting business at the Baltimore Branch (excluding bank-wide changes) except as otherwise consented to by AmericasBank, and (f) consult with AmericasBank as to making decisions or actions in matters relating to the Baltimore Branch other than those in the ordinary course of operations.

                  10.3 Destruction by Fire or Other Casualty; Condemnation. Rushmore shall obtain replacement insurance to cover the building and its contents. In the event the Baltimore Branch is damaged or destroyed by fire or other casualty prior to the Effective Date, Rushmore will immediately sell the Real Estate to AmericasBank pursuant to Section 6.1(a) at which time Rushmore shall assign to AmericasBank the insurance proceeds ("Real Estate Closing"), and subsequent to the Real Estate Closing, transfer to AmericasBank the Total Accounts pursuant to this Agreement. AmericasBank will reconstruct the Baltimore Branch so that it is in reasonably the same condition as it was prior to the fire or other casualty. Prior to Closing, AmericasBank will lease the Baltimore Branch to Rushmore on a month to month basis for a monthly rent not to exceed $400 per month. In the event that the Baltimore Branch or any portion thereof is condemned, AmericasBank shall succeed to

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Rushmore's interest in any condemnation award received and proceed to Closing.

                  10.4 Installation of Equipment. Subject to obtaining any required consents, and after issuance of a new thrift charter by the OTS, Rushmore shall permit AmericasBank to install (without disruption of business activities) teller equipment and security monitoring systems at the Baltimore Branch prior to the Effective Date so that the same shall be operational on the Effective Date, provided that in the event the transactions contemplated by this Agreement are not consummated, AmericasBank shall at its expense remove teller equipment and the security monitoring system and restore the premises to the same condition as they were prior to installation of such systems.

                  10.5 Customer Information. Rushmore shall, upon the execution of this Agreement, make available to AmericasBank all material information regarding the Assets (consistent with applicable law), including customer lists, account numbers and amounts, maturity schedules, and other data necessary to effect an orderly transfer of the Assets at Closing. AmericasBank shall observe its duty of confidentiality regarding such information as set forth in Section
11.2. Provided AmericasBank receives the prior written approval of Rushmore as to the timing and content of any contact prior to the Effective Date with Rushmore's customers, which approval will not be unreasonably withheld, AmericasBank may contact the retail or commercial customers of Rushmore whose Total Accounts are being assumed pursuant to this Agreement no sooner than 30 days prior to closing.

                  10.6 Exception of Additional Documents. Rushmore will execute all documents that AmericasBank may reasonably require to evidence Rushmore's ownership of the Assets.

                  10.7 Notice to Depositors. Rushmore will contact each person having a deposit at the Baltimore Branch and will, at least 30 days prior to the Closing, advise such persons in writing that their deposit will be transferred and assumed by AmericasBank hereunder unless other arrangements are made by the depositor; the form of notice provided to the depositors shall be in a form satisfactory to AmericasBank and shall authorize AmericasBank to receive information on each of the customer's Accounts prior to the Effective Date unless the customer objects; and Rushmore will use

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its  best  efforts  to  secure the transfer of the maximum amount of deposits to
AmericasBank.

                  10.8 Press Release. AmericasBank and Rushmore shall jointly agree on a press release or other media communication relative to the sale and purchase of the Baltimore Branch.

                  10.9 Maintenance of Real Estate and Furnishings. Rushmore shall continue reasonable maintenance of an ordinary and routine nature of the Real Estate and Furnishings from the date of execution of this Agreement to the Closing.

         11. Covenants of AmericasBank. Except as otherwise consented to in writing by Rushmore after the date of this Agreement, AmericasBank covenants to and agrees with Rushmore as follows:

                  11.1 Performance. Subject to Rushmore's representations and warranties contained in this Agreement, AmericasBank will accept the Assets and assume and perform its obligations under this Agreement and the accompanying Exhibits.

                  11.2 Protection of Information. AmericasBank will hold all customer lists and account information provided by Rushmore in confidence except to the extent that it is required to disclose such information to stockholders, to the public, or in filings with governmental regulatory authorities. In the event the sale and purchase of the Assets and assumption of the Liabilities as provided in this Agreement are not consummated, AmericasBank agrees that it will return all customer lists and account information provided by Rushmore and all copies of abstracts thereof made by AmericasBank and shall not in any manner retain, use, or disclose the customer lists and account provided by Rushmore. AmericasBank will make available to Rushmore during normal business hours and at Rushmore's expense copies of all documents provided under Section 7.5 for any appropriate and non-competitive business reasons.

         12. Conditions Precedent to AmericasBank' s Obligations Hereunder. Unless waived in writing by AmericasBank in its sole discretion, all obligations of AmericasBank hereunder shall be subject to the fulfillment prior to or at the Effective Date of the following conditions:

                  12.1   Representations.  Warranties    and    Covenants.   The
representations and warranties of Rushmore herein contained shall

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be true as of the  Effective  Date,  shall be deemed made again at and as of the
Effective Date, and shall be true as so made again; Rushmore shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective
Date;  and   AmericasBank   shall  have  received  from  Rushmore  an  officers'
certificate in such detail as AmericasBank may reasonably request, dated the Effective Date and signed by its president or senior executive vice president and cashier or secretary, to the foregoing effect.

                  12.2 Events Preceding to the Effective Date. Each of the events set forth in Section 2 shall have occurred.

                  12.3 Procedures. AmericasBank and Rushmore shall have agreed upon the procedures, mechanical processes, and other details necessary to transfer the Assets and assume the Liabilities in accordance with this Agreement and the attached Exhibits.

                  12.4 No Adverse Proceedings or Events. No action or proceeding against AmericasBank or the consummation of the transactions contemplated by this Agreement shall have been instituted or threatened or any investigations undertaken that might result in any such action or proceeding, no order of any court entered, and no other event shall have occurred or not occurred, on or before the Effective Date, which, in the opinion of AmericasBank's counsel, renders it impossible or inadvisable for legal reasons for AmericasBank to consummate the transactions contemplated by this Agreement.

                  12.5 Consents, etc. All requisite consents, undertakings, agreements, exercises, and terminations of any third parties shall have been obtained either to the satisfaction of AmericasBank or waived by AmericasBank.

         13. Conditions Precedent to Rushmore's Obligations Hereunder. Unless waived in writing by Rushmore in its sole discretion, all obligations of Rushmore hereunder shall be subject to the fulfillment prior to or at the Effective Date of the following conditions.

                  13.1 Representations, Warranties, and Covenants. The representations and warranties of AmericasBank herein contained shall be true as of the Effective Date, shall be deemed made again at and as of the Effective Date, and shall be true as so made

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again.  AmericasBank  shall have performed all obligations and compiled with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Date; and shall have received from AmericasBank an officers' certificate in such detail as Rushmore may reasonably request, dated the Effective Date and signed by its president and cashier or secretary, to the foregoing effect.

                  13.2 Events Preceding the Effective Date. Each of the events set forth in Section 2 shall have occurred.

                  13.3 Procedures. AmericasBank and Rushmore shall have agreed upon the procedures, mechanical processes, and other details necessary to transfer the Assets and assume the Liabilities in accordance with this Agreement and the attached exhibits.

                  13.4 No Adverse Proceedings or Events. No action or proceeding against Rushmore or the consummation of the transactions contemplated by this Agreement shall have been instituted or threatened or any investigations undertaken that might result in any such action or proceeding, no order of any court entered, and no other event shall have occurred or not occurred, on or before the Effective Date, which, in the opinion of Rushmore's counsel, renders it impossible or inadvisable for legal reasons for Rushmore to consummate the transactions contemplated by this Agreement.

         14. Amendment of the Agreement. This Agreement may be amended at any time provided that any such amendment is in writing and is approved by both of the parties hereto.

                  14.1 Termination of Agreement. This Agreement shall terminate and be of no further force or effect as between the parties hereto, except as to the provisions of Section 14.5 hereof and liability for breach of any material covenant, agreement, representation, or warranty occurring or arising prior to the date of termination, upon the occurrence of any of the following:

                           (a)  Immediately  upon  the expiration of thirty (30)
days from the date that Rushmore has given notice to AmericasBank of a breach or default by AmericasBank in the performance of any covenant, agreement, representation, warranty, duty, or obligation hereunder, provided, however, that no such termination shall be effective if, within such thirty (30) day period, AmericasBank shall have substantially corrected and cured, to Rushmore's reasonable satisfaction, the grounds for termination as set forth in such notice of termination or Rushmore shall have waived such default or breach or shall have extended the time for such cure;

                           (b)  Immediately  upon  the expiration of thirty (30)
days from the date that AmericasBank has given notice to Rushmore of a breach or default by Rushmore in the performance of any covenant, agreement, representation, warranty, duty, or obligation hereunder, provided, however that no such termination shall be effective if, within such thirty (30) day period. Rushmore shall have substantially corrected and cured, to AmericasBank's reasonable satisfaction, the grounds for termination as set forth in such notice of termination or AmericasBank shall have waived such default or breach or shall have extended the time for such cure; or

                           (c)  By  the  Board  of  Directors of AmericasBank or
Rushmore, or the proper officers of either party acting pursuant to the authority of their respective Board of Directors, if the Closing has not occurred upon the latter of four months from the date of this Agreement or the date of approval by OTS of the issuance of the Charter, but, in any event, no later than October 31, 1996. Provided, however, that Rushmore agrees to grant, if needed, a reasonable extension of this date, provided, that the approval by OTS is imminent and AmericasBank has performed all that is required to pursue its Application for a new charter however, in no event beyond December 31, 1996.

                  14.2 Immaterial Breach. Notwithstanding anything to the contrary contained herein, no party hereto shall have the right to terminate this Agreement on account of its own breach or because of any immaterial breach by any other party hereto of any covenant, agreement representation, warranty, duty, or obligation hereunder. Failure to clear an Encumbrance on an asset prior to Closing shall be an Immaterial Breach under this Section provided that such Encumbrance does not materially affect the value or use of the Asset.

                  14.3 Waiver of Right to Terminate. Any party may, at its election, waive any of its respective rights to terminate this Agreement under the foregoing provisions of this Section, and the parties shall be deemed to have waived such rights from and after the Closing Date even though actual settlement may have been delayed.

                  14.4 Effect of Termination. Except as otherwise provided in this Agreement, in the event of termination of this Agreement, each party shall be responsible for its own expenses and neither party shall be liable in damages to the other unless termination results from the breach or default of this Agreement by one of the parties.

                  14.5 Break-Up Fee to Rushmore. AmericasBank hereby acknowledges that, in negotiating and executing this Agreement and in taking the steps necessary or appropriate to effect the transactions contemplated hereby, Rushmore has incurred and will incur direct and indirect monetary costs (including without limitation attorneys' fees and costs, costs of Rushmore management and employee time and potential damage to Rushmore's business and franchises as a result of the announcement of this pending transaction) and will forego discussions with other potential acquirors of the Assets and Liabilities. To compensate Rushmore for such costs and to induce it to forego such discussions, if AmericasBank terminates or fails to consummate this Agreement for any reason other than the ability of Rushmore to consummate the transaction, then AmericasBank shall forfeit its Twenty Thousand Dollar ($20,000.00) deposit at Rushmore.

         15. Effect on Third parties. Except as otherwise provided by law, neither the rights of creditors and depositors of Rushmore, nor any liability or obligation for payment of money, nor any claim or cause of action against Rushmore shall be in any manner released or impaired by this Agreement or by the transactions contemplated hereunder, and the rights and obligations of all creditors and depositors and of all other persons shall remain unimpaired, but AmericasBank shall succeed to all such obligations and liabilities which are included among the Liabilities as of the Closing and shall be liable from then and thereafter to pay, discharge, and perform all such liabilities and obligations of Rushmore assumed pursuant to this Agreement and in connection with the transactions contemplated hereunder in the same manner as if AmericasBank had itself incurred such liabilities or obligations, and AmericasBank shall succeed to all of the rights, offsets, and defenses of Rushmore in connection therewith.

         16. Expenses. Whether or not the transactions hereunder are consummated and subject to Section 7.4, each party to this Agreement shall pay its own expenses relating hereto, including fees and disbursements of its counsel and accountants. Further,

AmericasBank shall bear the costs of documentary stamps and recordation fees, sales taxes, excise taxes, title examination fees, and transfer taxes on the Real Estate together with the cost of all regulatory filings and filing fees as they may apply to AmericasBank and the costs of mailings to depositors.

                  16.1 Disputes as to Calculations. AmericasBank and Rushmore agree to use their best efforts to agree on the calculation of the Payment Amount. In the event that the parties should fail to agree on the calculation, the parties agree to refer the matter in dispute with respect to such calculation to an independent firm of certified public accountants of national standing reasonably acceptable to AmericasBank and Rushmore, and AmericasBank and Rushmore agree to be bound by the determination of such firm with respect to the disputed matter relating to the calculation of the Payment Amount. AmericasBank and Rushmore agree to share equally the fees and charges of such accounting firm for its services in resolving such dispute. If in the resolution of the dispute it is determined that one party owes an amount to the other party, the paying party shall also pay interest on such amount from the date it should have been paid to the date of payment at the same rate as provided in
Section 16.1.

                  16.2 Check Processing and Reimbursements. For a period of thirty (30) calendar days after the Closing Date, Rushmore shall continue to clear checks or drafts drawn on retail and commercial checking accounts, statement savings accounts and Insured Investment accounts and individual retirement accounts transferred to AmericasBank pursuant to this Agreement, and AmericasBank shall reimburse Rushmore for the amount of funds paid on such checks or drafts, by wire transfer in immediately available funds, as herein provided. During said thirty (30) calendar day period, Rushmore shall place all such checks or drafts received for collection on Deposit Accounts into the possession of a courier (the Federal Express, Purolater, etc.) for delivery to Electronic Data Services ("EDS") in Herndon, Virginia, by the morning of the following Business Day. Prior to 3:00 p.m. on the day of such receipt, AmericasBank shall make payment to Rushmore in the aggregate amount of such checks or drafts. AmericasBank shall be responsible for determining if each such check or draft delivered is properly payable. If any such check or draft is not properly payable, AmericasBank shall dishonor such check or draft and return it to Rushmore, which shall return such check or draft to the Federal Reserve Bank with jurisdiction over Rushmore and AmericasBank, for credit to Rushmore's account. When Rushmore's account at the Federal Reserve
Bank is so credited, Rushmore shall reimburse AmericasBank for AmericasBank payment to Rushmore hereunder. In addition, Rushmore shall segregate and notify AmericasBank by telephone of any check or draft in an amount equal to or exceeding $2,500. AmericasBank shall inform Rushmore whether any such check or draft is properly payable, and, if it is, AmericasBank shall make payment to Rushmore in the amount of such check or draft. If such check or draft is not properly payable, Rushmore shall dishonor said draft and return it to the Federal Reserve Bank for credit to Rushmore's account. After the thirty (30) calendar day period, Rushmore shall not accept any such checks and such checks shall be returned marked "Account number not properly formatted."

                  16.3 ACH Transactions. With respect to the direct pay and automated clearing house transactions requested by customers of the Baltimore Branch after the Closing Date, AmericasBank agrees to use its best efforts to notify, within thirty (30) days after Closing, the appropriate Federal Reserve Bank to redirect such direct pay and automated clearing house transactions from Rushmore to AmericasBank. Rushmore agrees that for a period of six (6) months following the Closing Date it will effectuate such requests in the same manner and with the same diligence as it would have prior to the Closing Date. Rushmore agrees to provide AmericasBank with the daily detail necessary for AmericasBank to timely credit or debit the customer's account and to allow AmericasBank to send Notifications of Changes. Rushmore and AmericasBank agree to a timely net daily settlement of these transactions. At the end of such period of six (6) months, Rushmore shall discontinue accepting and forwarding ACH entries and funds and return them to the originators marked "Account Closed."

                  16.4 Returned Items. With respect to any items that are credited to an account being transferred to AmericasBank pursuant hereto that are returned unpaid ("Returned Item"), AmericasBank shall repay the amount to Rushmore unless Rushmore has not followed its normal funds availability policy.

                  16.5 Records and Financial Information. The party having control of the relevant records and financial information used in connection with any adjustment provided for in this Section shall certify the accuracy of such record and financial information if so requested by the other party, and such request is reasonable.

         17. Notices. All notices, requests, demands and other communications under or connected with this Agreement shall be in writing, and, (a) if to AmericasBank, shall be addressed to AmericasBank, Attention: J. Clarence Jameson III, 515 East Joppa Road, Towson, Maryland, 21286, and, if to Rushmore, shall be addressed to 4918 Fairmont Avenue, Bethesda, Maryland 20814, Attention: Daniel
L. O'Connor III. Any such notices, requests, demands, and other communications shall be mailed, postage prepaid, first class mail, or delivered personally and shall be sufficient and effective when delivered to or received at the address as specified. Each of the parties may change the address at which it is to receive communications by like written notice to the other.

                  17.1 Tax Information and Withholding. All tax information reporting and filing requirements and all tax withholding requirements with respect to the Real Property and Liabilities shall be the responsibility of Rushmore up to the Closing and the responsibility of AmericasBank thereafter.

                  17.2 Successors and Assigns. All terms and provisions of the Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors, and assigns, provided, however, that this Agreement and all rights, privileges, duties, and obligations of the parties hereto may not be assigned or delegated by either party hereto after the Closing Date without the written consent of the other party to this Agreement and provided further that in case of any such assignment or delegation, the party assigning or delegating also shall remain responsible as a party hereto.

                  17.3 Release. AmericasBank hereby releases and waives any and all claims that it has or may have against Rushmore with respect to the condition of the Real Property. AmericasBank acknowledges to Rushmore that it has had the opportunity under this Agreement to fully inspect the Real Property and AmericasBank assumes the responsibility and risks of all defects and conditions, including such defects and conditions, if any, that cannot be observed by casual inspection.

                  17.4 Third-Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

                  17.5 Governing Law. This Agreement is made and entered into in the State of Maryland, and the laws of that State shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

                  17.6 Partial Invalidity. If any portion of this Agreement shall be invalid or unenforceable, such unenforceability or invalidity shall not affect the remainder of the Agreement.

         18. Entire Agreement: Effect. This Agreement (including the Exhibits, list, schedules and documents delivered pursuant hereto, which are made a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transaction contemplated hereunder. This Agreement supersedes any and all prior understandings, and it may not be changed, waived, discharged, or terminated orally, but only in writing by a party against which enforcement of the change, waiver, discharge or termination is sought.

         19. General. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, but shall not be assigned, and shall not create any rights in third parties, including stockholders or employees of either party hereto. All representations, warranties, agreements and covenants shall be deemed to be conditions to the Agreement and shall not survive the Effective Date, except for Section 16.2 and 16.3.

         IN  WITNESS  WHEREOF,   AmericasBank  and  Rushmore  have  caused  this
Agreement to be duly executed by their respective representatives, thereunto duly authorized, as of the date first above written.

                                          AMERICASBANK (in formation)


                                          By: /s/ J. Clarence Jameson, III
                                              ________________________________
                                              J. CLARENCE JAMESON, III
                                              Duly Authorized Representative

                                          RUSHMORE TRUST AND SAVINGS, FSB


                                          By: /s/ Daniel L. O'Connor, III
                                              ________________________________
                                              DANIEL L. O'CONNOR, III
                                              Duly Authorized Representative

                                LIST OF EXHIBITS


      Exhibit                                                                         Section in
       Number                                Title                                    Agreement
       ------                                -----                                    ----------
          I           Deed to Baltimore Branch                                        3.1(a),7.1
         II           Furnishings Included in Sale                                    3.1(b)
         III          Officers and Employees                                          4
         IV           Closing Statement                                               6
          V           Agreement of Assignment and Assumption                          7.3
                      of Total Accounts
         VI           List of Total Accounts                                          3.1

                      (a)      Retail and commercial checking
                               accounts
                      (b)      Statement savings accounts
                      (c)      Insured investment accounts
                      (d)      Individual retirement accounts
                      (e)      Certificate of deposit

The Registrant will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.